MOSQUITO CONSOLIDATED GOLD MINES LIMITED

INCENTIVE SHARE OPTION PLAN

Section 1. General Provisions

1.1	Interpretation

For the purposes of this Plan, the following terms shall have the following meanings:

“Board” means the Board of Directors of the Company;

“Common Shares” means the Common Shares without par value of the Company as currently constituted;

“Company” means Mosquito Consolidated Gold Mines Limited;

“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Company or a subsidiary has a contract for substantial services and who falls within the definition of an “employee” under the rules and policies of the TSX Venture Exchange and the B.C. Securities Commission;

“Eligible Person” means, subject to all applicable laws, any director, officer, employee, part-time employee, Consultant or person engaged in investor relations activities on behalf of the Company or any of its Subsidiary Companies;

“Insider” means an insider as defined under the Securities Act (British Columbia);

“Option” means an option to purchase Common Shares granted to an Eligible Persons pursuant to the terms of the Plan;

“Participant” means Eligible Persons to whom Options have been granted;

“Plan” means this Incentive Share Option Plan;

“Subsidiary Companies” have the meanings ascribed to those terms under the Company Act (British Columbia); and

“Termination Date” means the date on which a Participant ceases to be an Eligible Person.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.2	Purpose

The purpose of the Plan is to advance the interests of the Company by (i) providing Eligible Persons with additional incentive, (ii) encouraging stock ownership by such Eligible Persons, (iii) increasing the proprietary interest of Eligible Persons in the success of the Company, and (iv) encouraging the Eligible Person to remain with the Company or its Subsidiary companies.

1.3	Administration

(a)
This Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than 3 directors. If a committee is appointed for this purpose, all references to the Board will be deemed to be references to the committee.

(b)	Subject to the limitations of the Plan, the Board shall have the authority

(i)	to grant options to purchase Common Shares to Eligible Persons;

(ii)	to determine the terms, limitations, restrictions and conditions respecting such grants;

(iii)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and any other rules and regulations relating to the Plan as it shall from time to time deem advisable;

(iv)
to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan including, without limitation, for the purpose of ensuring compliance with Section 1.8 hereof, as it may deem necessary or advisable. The Board's guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Company and all other persons.

1.4	Shares Reserved

(a)
The maximum number of Common Shares which may be reserved for issuance shall be ten percent (10%) of the issued and outstanding Common Shares. Further, provided that disinterested shareholder approval has been obtained, it shall be permissible under the Plan to issue a number of shares to insiders upon the exercise of stock options, within a one-year period that exceeds 10% of the outstanding listed shares (the “Additional Options”) (provided that the number of outstanding options at any time does not exceed 10% of the issued shares).

(b)
If there is a change in the outstanding Common Shares by reason of any stock dividend or any recapitalization, amalgamation, subdivision, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in:

(i)	the number or kind of shares or other securities reserved for issuance pursuant to the Plan, and

(ii)	the number and kind of shares subject to unexercised Options theretofore granted and in the options price of such shares;

provided, however, that no substitution or adjustment shall obligate the Company to issue or sell fractional shares. If the Company is reorganized, amalgamated with another corporation or consolidated, the Board shall make such provisions for the protection of the rights of Participants as the Board in its discretion deems appropriate.

1.5	Limits with Respect to Insiders

(a)
The maximum number of Common Shares which may be reserved for issuance to Insiders under the Plan shall be ten (10%) of the Common Shares issued and outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to Insiders under any other share compensation arrangement.

(b)	Disinterested shareholder approval shall be obtained for any reduction in the exercise price of the Option, where the Eligible Person is an Insider of the Company.

1.6	Amendment and Termination

(a)
The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation, and subject to shareholder and regulatory approval. No such amendment, suspension or termination shall alter or impair any Options or any rights pursuant thereto granted previously to any Participant without the consent of any such Participant. If the Plan is terminated, the provisions of the Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect during such time as an Option or any rights pursuant thereto remain outstanding.

(b)
With the consent of the affected Participants, the Board may amend or modify any outstanding Option in any manner to the extent that the Board would have had the authority to initially grant such award as so modified or amended, including without limitation, to change the date or dates as of which an Option becomes exercisable, subject to the prior approval of the relevant stock exchanges.

1.7	Compliance with Legislation

The Plan, the grant and exercise of Options hereunder and the Company's obligation to sell and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations, of any stock exchange on which the Common Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obliged by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provision shall be void. Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws. In particular, if Options are granted to any resident or citizen of the United States, the Board and the Company will use their best efforts to ensure that all matters pertaining to such Options shall be made in compliance with applicable United States securities laws.

1.8	Effective Date

The Plan shall be effective upon the approval of the Plan by the TSX Venture Exchange.

1.9	Miscellaneous

(a)	Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approval.

(b)
Nothing contained in the Plan nor in any Option granted thereunder shall be deemed to give any Participant any interest or title in or to any Common Shares of the Company or any rights as a shareholder of the Company or any other legal or equitable right against the Company whatsoever other than as set forth in the Plan and pursuant to the exercise of any Option.

(c)
The Plan does not give any Participant or any employee of the Company or any of its subsidiary companies the right or obligation to or to continue to serve as a director, officer or employee, as the case may be, of the Company or any of its subsidiary companies. The awarding of Options to any Eligible Person is a matter to be determined solely in the discretion of the Board. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Common Shares or any other securities in the capital of the Company or any of its subsidiaries other than as specifically provided for in the Plan.

(d)
No fractional Common Shares shall be issued upon the exercise of options granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Common Share upon the exercise of an Option, such Participant shall only have the right to purchase the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Section 2. Options

2.1	Grants

Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the exercise of the Options or the sale or other disposition of Common Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant's rights in respect of Common Shares acquired upon exercise of an Option may be forfeited, with the discretion in the Board to modify or rescind such restrictions in the event of certain corporate developments such as a take over bid, reorganization, merger, change in capital or amalgamation. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion; however, no more than 5% of the issued shares of the Company may be issued to any Eligible Person excluding a Consultant in any 12-month period. No more than 2% of the issued shares of the Company may be issued to any one Consultant in any 12-month period. No more than 2% of the issued shares of the Company may be issued to all Employees in aggregate conducting investor relations activities (as defined in the policies of the TSX Venture Exchange) in any 12 month period. Further any options granted to an optionee engaged in investor relations activities must expire within 30 days after the optionee ceases to be employed to provide investor relations services.

2.2	Option Price

(a)
The Board shall establish the option price at the time each Option is granted, which shall not be less than the Discounted Market Price as calculated and defined in accordance with the policies of the TSX Venture Exchange.

(b)	The option price shall be subject to adjustment in accordance with the provisions of Section 1.4(c) hereof.

2.3	Exercise of Options

(a)	Options granted must be exercised no later then five (5) years commencing from the later of the date of grant or such lesser period as may be determined by the Board.

(b)	In addition to any resale restrictions under any applicable laws, all Options are subject to a four (4) month hold period from the date the Options are granted to the Eligible Persons.

(c)	The Board may determine when any Option will become exercisable and may determine that the Option shall be exercisable in installments.

(d)	Options granted to Employees or Consultants conducting investor relations activities must vest in stages over 12 months with no more than 1/4 of the Options vesting in any three month period.

(e)
Options granted under the Plan shall not be transferable or assignable, whether absolutely or by way of mortgage, pledge or other charge, by the Participant other than by will or by testamentary instrument or the laws of succession, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant's legal representative.

(f)	Except as otherwise determined by the Board:

(i)
if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant will cease to be exercisable 90 days after the Termination Date. If any portion of an Option is not vested by the Termination Date, that portion of the Option may not under any circumstances be exercised by the Participant. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or as entitled to a period of notice or termination which would otherwise have permitted a greater portion of the Option to vest under the Plan with the Participant. Upon expiration of such 90 days period all unexercised option rights of that Participant shall immediately terminate and shall lapse notwithstanding the original term of the option granted to such Participant under the Plan;

(ii)
upon the death of a Participant, the legal representative of the Participant may exercise any outstanding portion of the Participant's Options within one year after the date of the Participant's death.

(g)	Each Option shall be confirmed by an option agreement executed by the Company and by the Participant.

(h)
The exercise price of each Common Share purchased under an Option shall be paid in full in cash or by bank draft or certified cheque at the time of such exercise, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Common Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable.

2.4	Company’s Representation

Options granted to employees, consultants or management company employees shall be accompanied by a Company representation that the Eligible Person is a bona fide employee, consultant or management company employee as the case may be of the Company or its Subsidiary companies.

2.5	Shareholder Approval

This Plan is subject to approval by the shareholders of the Company at its next general meeting of shareholders and until such approval is obtained Options granted pursuant to this Plan will not be exercisable. When adopted by the Company's shareholders this Plan will supersede and replace all previous stock option plans.

This Plan dated for reference this 8th day of June, 2006.